Exhibit 99.1

INSTALLED BUILDING PRODUCTS ANNOUNCES PLANS TO REPRICE ITS TERM LOAN B FACILITY

Columbus, Ohio, December 5, 2019. Installed Building Products, Inc. (the “Company”) (NYSE: IBP), an industry-leading installer of insulation products, announced today that the Company is seeking to reprice its existing $200 million Term Loan B facility.

The terms of any repricing and any other changes to the existing facility will be disclosed upon the completion of the transaction, which is expected to be announced in the next several weeks. This proposed refinancing is subject to market and other conditions, and there can be no assurance that it will be completed.

The lender’s presentation will be posted on Thursday, December 5, on the investor relations section of the Company’s website.

About Installed Building Products

Installed Building Products, Inc. is one of the nation’s largest new residential insulation installers and is a diversified installer of complementary building products, including waterproofing, fire-stopping, fireproofing, garage doors, rain gutters, window blinds, shower doors, closet shelving and mirrors and other products for residential and commercial builders located in the continental United States. The Company manages all aspects of the installation process for its customers, from direct purchase and receipt of materials from national manufacturers to its timely supply of materials to job sites and quality installation. The Company offers its portfolio of services for new and existing single-family and multi-family residential and commercial building projects from its national network of over 175 branch locations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to the timing, terms and completion of the proposed term loan repricing, the housing market, our financial and business model, the demand for our services and product offerings, expansion of our national footprint and end markets, diversification of our products, our ability to capitalize on the new home and commercial construction recovery, our ability to grow and strengthen our market position, our ability to pursue and integrate value-enhancing acquisitions, our ability to improve sales and profitability, and expectations for demand for our services and our earnings in 2019. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intends,” “plan,” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those expressed in or suggested by such forward-looking statements as a result of various factors, including, without limitation, general economic and industry conditions, the material price environment, the timing of increases in our selling prices, and the factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. Any forward-looking statement made by the Company in this press release speaks only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Contact Information:

Investor Relations:

614-221-9944

investorrelations@installed.net